MAA Announces Acquisition

MEMPHIS, Tenn., Jan. 13, 2011 /PRNewswire/ -- Mid-America Apartment Communities, Inc. (NYSE: MAA) announced today that it has acquired the 340-unit Alamo Ranch apartment community located in the Westover Hills corridor of northwest San Antonio.

The high-end multifamily development was completed in 2009 and is part of a newly developed mixed-use master-planned community with over 900,000 square feet of shopping, entertainment and dining options.  In addition, the community offers residents close proximity and an easy commute to several major employers including the South Texas Medical Center. Alamo Ranch is a gated community that offers residents open design kitchens with granite countertops, nine foot ceilings, attached garages and a resort-style pool, among other amenities.

Commenting on the new acquisition, Al Campbell, EVP and CFO said, "With an employment growth rate that has well outpaced the U.S. average over the last 5 years and positive population growth projections for the foreseeable future, we are excited to be expanding our investment in the San Antonio area."

The acquisition was funded by borrowings under existing credit facilities and common stock issuances through MAA's at-the-market program.

MAA is a self-administered, self-managed apartment-only real estate investment trust which currently owns or has ownership interest in 46,646 apartment units throughout the Sunbelt Region of the U.S. For further details, please refer to our website at www.maac.net or contact Investor Relations at investor.relations@maac.net or by mail at 6584 Poplar Avenue, Memphis, TN  38138.

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27-A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934. Such statements include, but are not limited to, statements made about anticipated employment and population growth. Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors, including a downturn in general economic conditions or the capital markets, competitive factors including overbuilding or other supply/demand imbalances, changes in demographic trends and other items that are difficult to control, as well as the other general risks inherent in the apartment and real estate businesses. Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONTACT: Investor Relations of Mid-America Apartment Communities, +1-901-682-6600, or investor.relations@maac.net